Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-214679) pertaining to the Transitional Stock Adjustment Plan and 2016 Omnibus Incentive Plan of Liberty Expedia Holdings, Inc. of our reports dated February 7, 2019, with respect to the consolidated financial statements of Expedia Group, Inc. and the effectiveness of internal control over financial reporting of Expedia Group, Inc., included in this Annual Report (Form 10-K) of Liberty Expedia Holdings, Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Seattle, Washington

February 7, 2019